EXHIBIT 2
                                                   CONFORMED COPY

















                     AGREEMENT AND PLAN OF MERGER



                       Dated as of May 3, 1994,


                                 Among


              NATIONAL HEALTH LABORATORIES INCORPORATED,



                          N ACQUISITION CORP.



                                  AND



                  ALLIED CLINICAL LABORATORIES, INC.

                           TABLE OF CONTENTS

                                                             Page

     Parties and Recitals  . . . . . . . . . . . . . . .        1


                               ARTICLE I

                               The Offer

     SECTION 1.01.    The Offer . . . . . . . . . . . . . .      2
     SECTION 1.02.    Company Actions . . . . . . . . . . .      4


                              ARTICLE II

                              The Merger

     SECTION 2.01.    The Merger  . . . . . . . . . . . . .      6
     SECTION 2.02.    Closing . . . . . . . . . . . . . . .      6
     SECTION 2.03.    Effective Time  . . . . . . . . . . .      6
     SECTION 2.04.    Effects of the Merger . . . . . . . .      7
     SECTION 2.05.    Certificate of Incorporation and
                        By-laws . . . . . . . . . . . . . .      7
     SECTION 2.06.    Directors . . . . . . . . . . . . . .      7
     SECTION 2.07.    Officers  . . . . . . . . . . . . . .      7


                              ARTICLE III

           Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

     SECTION 3.01.    Effect on Capital Stock . . . . . . .      8
     SECTION 3.02.    Exchange of Certificates  . . . . . .      9

                              ARTICLE IV

                    Representations and Warranties

     SECTION 4.01.    Representations and Warranties of the
                        Company . . . . . . . . . . . . . .     11
     SECTION 4.02.    Representations and Warranties of
                        Parent and Sub  . . . . . . . . . .     27

                               ARTICLE V

               Covenants Relating to Conduct of Business

     SECTION 5.01.    Conduct of Business . . . . . . . . .     30
     SECTION 5.02.    No Solicitation . . . . . . . . . . .     33

                              ARTICLE VI

                         Additional Agreements

     SECTION 6.01.    Stockholder Approval; Preparation of
                        Proxy Statement . . . . . . . . . .     35
     SECTION 6.02.    Access to Information; Confidentiality    37
     SECTION 6.03.    Best Efforts; Notification  . . . . .     37
     SECTION 6.04.    Stock Option Plans  . . . . . . . . .     39
     SECTION 6.05.    Benefit Plans and Employee Matters  .     40
     SECTION 6.06.    Indemnification, Exculpation and
                        Insurance . . . . . . . . . . . . .     41
     SECTION 6.07.    Directors . . . . . . . . . . . . . .     42
     SECTION 6.08.    Fees and Expenses . . . . . . . . . .     43
     SECTION 6.09.    Public Announcements  . . . . . . . .     44
     SECTION 6.10.    Stockholder Litigation  . . . . . . .     45
     SECTION 6.11.    Convertible Notes . . . . . . . . . .     45


                              ARTICLE VII

                         Conditions Precedent

     SECTION 7.01.    Conditions to Each Party's Obligation
                        to Effect the Merger  . . . . . . .     46


                             ARTICLE VIII

                   Termination, Amendment and Waiver

     SECTION 8.01.    Termination . . . . . . . . . . . . .     46
     SECTION 8.02.    Effect of Termination . . . . . . . .     47
     SECTION 8.03.    Amendment . . . . . . . . . . . . . .     48
     SECTION 8.04.    Extension; Waiver . . . . . . . . . .     48
     SECTION 8.05.    Procedure for Termination, Amendment,
                        Extension or Waiver . . . . . . . .     48

                              ARTICLE IX

                          General Provisions

     SECTION 9.01.    Nonsurvival of Representations and
                        Warranties  . . . . . . . . . . . .     49
     SECTION 9.02.    Notices . . . . . . . . . . . . . . .     49
     SECTION 9.03.    Definitions . . . . . . . . . . . . .     50
     SECTION 9.04.    Interpretation  . . . . . . . . . . .     52
     SECTION 9.05.    Counterparts  . . . . . . . . . . . .     52
     SECTION 9.06.    Entire Agreement; No Third-Party
                        Beneficiaries . . . . . . . . . . .     53
     SECTION 9.07.    Governing Law . . . . . . . . . . . .     53
     SECTION 9.08.    Assignment  . . . . . . . . . . . . .     53
     SECTION 9.09.    Enforcement . . . . . . . . . . . . .     53


     EXHIBITS

     EXHIBIT A        Conditions of the Offer




                                                   CONFORMED COPY



                    AGREEMENT AND PLAN OF MERGER dated as of May
               3, 1994, among NATIONAL HEALTH LABORATORIES
               INCORPORATED, a Delaware corporation ("Parent"), N ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and ALLIED CLINICAL LABORATORIES, INC., a Delaware corporation (the "Company").

          WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"), at a price per share of Company Common Stock of $23 net to the seller in cash (such price, as may hereafter be increased, the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has approved the Offer and is recommending that the Company's stockholders accept the Offer;

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the merger of Sub into the Company, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the Offer Price;

          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

          WHEREAS, certain stockholders of the Company have each entered into a separate stock option agreement dated as of the date hereof with Parent and Sub (the "Option Agreements"), pursuant to which such stockholders are granting Sub the option to purchase up to an aggregate of 2,768,815 shares of Company Common Stock upon the terms and subject to the conditions set forth in the respective Option Agreements.


          NOW, THEREFORE, in consideration of the
     representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                          ARTICLE I

                          The Offer
          SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than May 10, 1994, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived by Sub in its sole discretion, provided that, without the consent of the Company, Sub shall not waive the Minimum Tender Condition (as defined in Exhibit A)) and to the terms and conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company (such consent to be authorized by the Board of Directors of the Company), Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) add to the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the Company's stockholders. Notwithstanding the foregoing, Sub may, without the consent of the Company, but subject to the Company's right to terminate this Agreement pursuant to
     Section 8.01(b)(i)(y), (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept for payment, and pay for, shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (C) extend the Offer for any reason on one or more occasions for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on
     Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt this Agreement. The Company represents that its Board of Directors has received the opinion of Alex. Brown & Sons Incorporated that the proposed consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been advised by each of its directors and executive officers that each such person intends to tender all shares of Company Common Stock owned by such person pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the

     Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
     Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

                              ARTICLE II

                              The Merger

          SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger, instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Sub shall be the Surviving Corporation and will continue under the name "Allied Clinical Laboratories, Inc.". At the election of Parent, any direct or indirect subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

          SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.

          SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of

     Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 2.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article FOUR of such certificate of incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have authority to issue is 100 shares of Common Stock, par value $1.00 per share." and Article FIVE of such certificate of incorporation is deleted in its entirety and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving
     Corporation, until thereafter changed or amended as provided therein or by applicable law.

          SECTION 2.06.  Directors.  The directors of Sub
     immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                              ARTICLE III

           Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

          SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common
       Stock, par value $1.00 per share, of the Surviving
       Corporation.

          (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)  Conversion of Company Common Stock.  Subject to
       Section 3.01(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (d)  Shares of Dissenting Stockholders.
       Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock

     ("Dissenting Shares") shall not be converted as described in
     Section 3.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration.
     The Company shall give Parent (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock.

          (b) Parent To Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the shares of Company Common Stock as part of the Merger pursuant to Section 3.01.

          (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to
     Section 3.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to
     Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
     Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

          (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.01(d))), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                              ARTICLE IV

                    Representations and Warranties

          SECTION 4.01. Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and each of its subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or other organizational documents of its Significant Subsidiaries, in each case as amended to the date of this Agreement.
       For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (b)  Subsidiaries.  The Company Disclosure
       Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

          (c) Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). At the close of business on May 2, 1994, (i) 8,398,916 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 508,719 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Employee Stock Options (as defined in Section 6.04) and
       (iv) 761,904 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 7.375% Convertible Senior Subordinated Notes due December 15, 2006 (the "Convertible Notes"). At the close of business on May 1, 1994, there was $24,000,000 aggregate principal amount outstanding of the Convertible Notes, which are convertible into shares of Company Common Stock at the option of the holder thereof at an exchange price of $31.50 per share of Company Common Stock. Except as set forth above, at the close of business on May 1, 1994, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights which were not granted in tandem with a related Employee Stock Option. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except for the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or
       (ii) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to, if required by law, approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval, if such approval is required by law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this

       Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries,
       (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (2) the filing with the SEC of
       (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholder Approval, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (C) such reports under
       Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on the Company,
     (B) impair the ability of the Company to perform its obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement.
          (e) SEC Documents; Financial Statements. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since
       January 1, 1993 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document (as defined in Section 4.01(g)), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC Documents and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Proxy Statement, will, in the case of the Offer Documents, the
       Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 6.01(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recently audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock,
       (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv)(x) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on the Company or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          (h) Litigation. Except as disclosed in the Filed SEC Documents, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement or
       (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i), (ii) or (iii) above.

          (i) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries.
       Except as disclosed in the Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

          (j) ERISA Compliance. (i) The Company Disclosure Schedule contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan (as defined in Section 6039D(d) of the Code) maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under
       Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), (each, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any of its subsidiaries (collectively, "Benefit Plans"). The Company has delivered to Parent true, complete and correct copies of
       (w) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (z) each currently effective trust agreement and insurance or group annuity contract relating to any Benefit Plan.

           (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA and the Code.

          (iii)  All Pension Plans intended to be qualified under
       Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

           (iv) No Pension Plan that the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent and neither the Company nor any of its subsidiaries is aware of any facts or circumstances that would materially change the funded status of any such Benefit Plans. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), and there has been no application for a waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan.

          (v) None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to tax or penalty under ERISA, the Code or other applicable law that has not been corrected or that individually or in the aggregate would have a material adverse effect on the Company (determined assuming that the tax under Section 4975(b) of the Code is imposed with respect to such prohibited transaction). Any taxes or penalties arising from prohibited transactions that have been corrected have been paid in full. Neither any of such Benefit Plans nor any of such trusts that is subject to Title IV of ERISA has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

           (vi) Neither the Company nor any Commonly Controlled Entity has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any of the Multiemployer Pension Plans that could lead to the imposition of any withdrawal liability under Section 4201 of ERISA; and no action has been taken that alone or with the passage of time could result in either a partial or complete withdrawal by any Commonly Controlled Entity in respect of any such plan.

          (vii) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in the Company Disclosure Schedule, (x) no such Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (y) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of
       Section 4980B(f) of the Code and (z) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Offer.

         (viii) No Commonly Controlled Entity has incurred any material liability to a Pension Plan (other than for contributions not yet due).

          (k) Taxes. (i) Each of the Company and each of its subsidiaries has filed all tax returns and reports required to be filed by it. All such returns and reports are complete and correct in all material respects. Each of the Company and each of its subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such returns and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the Filed SEC Documents properly reflect in accordance with generally accepted accounting principles all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

           (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not properly reflected in accordance with generally accepted accounting principles in the most recent financial statements contained in the Filed SEC Documents, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the Company, and no requests for waivers of the time to assess any such taxes are pending. The

       Company has not agreed with any tax authority to extend the time to assess any such taxes beyond the date of this Agreement. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by the Internal Revenue Service for all years through 1991 and such examination is not ongoing. The Company has not entered into any closing agreement with respect to any taxable year.

          (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or duties of any nature whatsoever.

          (l) No Excess Parachute Payments; Section 162(m) of the Code. (i) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).


         (ii)  The disallowance of a deduction under
       Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, plan, program, arrangement or understanding.

          (m) Compliance with Applicable Laws. (i) Each of the Company and each of its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the Company. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a material adverse effect on the Company.

           (ii) To the best knowledge of the Company, each of the Company and its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was in compliance with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. The term "Environmental Laws" means any Federal, state or local statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) Releases (as defined below) or threatened Releases of Hazardous Material (as defined below) into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

          (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site, and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that could reasonably be anticipated to lead to a Release, except in each case for those which individually or in the aggregate would not have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a material adverse effect on the Company. The term "Release" has the meaning set forth in 42 U.S.C. section 9601(22). The term "Hazardous Material" means (1) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C.
       section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. section 9601 et seq., the Clean Water Act, 33 U.S.C. section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq. and the Clean Air Act, 42 U.S.C. section 7401 et seq.,
       (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material,
       (5) radon and (6) PCBs, or materials or fluids containing
       PCBs.

          (n) State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and the Option Agreements and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements the provisions of Section 203 of the DGCL and the provisions of the Tennessee Investor Protection Act. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, the Option Agreements or any of the transactions contemplated by this Agreement and the Option Agreements.

          (o) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Alex. Brown & Sons Incorporated, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel) are set forth in the Company Disclosure Schedule.

          (p) Opinion of Financial Advisor. The Company has received the opinion of Alex. Brown & Sons Incorporated, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

          (q) Contracts; Debt Instruments. (i) Except as disclosed in the Filed SEC Documents, there is no contract or agreement that is material to the business, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on the Company.

          (ii)  Set forth on the Company Disclosure Schedule is
       (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred and
       (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

          (r) Title to Properties. (i) Each of the Company and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material properties and assets, other than properties and assets in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company and its subsidiaries to conduct business as currently conducted.

           (ii) Each of the Company and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

          (s) Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound. To the best knowledge of the Company, since December 1, 1992, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          SECTION 4.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent, Sub and each of Parent's other subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, Sub and each of Parent's other subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

          (b) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this

       Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any of Parent's other subsidiaries or their respective properties or assets or
       (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any of Parent's other subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement.
       No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any of Parent's other subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act, (2) the filing with the SEC of
       (A) the Offer Documents and (B) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on Parent, (B) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement. Neither Parent nor any of its affiliates or associates (as such term is defined in Section 203 of the DGCL) was, immediately prior to the execution and delivery of the Option Agreements, an Interested Stockholder (as such term is defined in Section 203 of the DGCL) of the Company.

          (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          (d) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (e) Financing. Parent and Sub have obtained bank commitments for funds sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement, and at the expiration of the Offer and the Effective Time, Parent and Sub will have available all the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and to perform their respective obligations under this Agreement.

          (f) Litigation. Except as disclosed in documents filed with the SEC by Parent, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Parent or Sub to perform their obligations under this Agreement or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i) or (ii) above.


                               ARTICLE V

               Covenants Relating to Conduct of Business

          SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, in the case of less than wholly owned subsidiaries, as required by agreements existing on the date of this Agreement, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than any purchase of the Convertible Notes in accordance with Section 2.3 of the Note Agreement dated as of December 1, 1991 (the "Note Agreement");

           (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Company Common Stock upon the exercise of Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms and
       (y) the issuance of Company Common Stock upon conversion of the outstanding Convertible Notes by the holders thereof in accordance with their present terms);


        (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;


         (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or
       (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

         (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;


        (vii) make or agree to make any new capital expenditure or expenditures which individually is in excess of $150,000 or which in the aggregate are in excess of $1,000,000;


       (viii) make any tax election or settle or compromise any income tax liability;


         (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

          (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder; or

                    (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or
     (iii) any of the conditions to the Offer set forth in Exhibit A or any of the conditions to the Merger not being satisfied (subject to the Company's right to take action consistent with Section 5.02).

          SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel) and discuss
     (1) such information (but not the terms of any possible takeover proposal) and (2) the terms of this Section 5.02 with such person and (B) upon receipt by the Company of a takeover proposal, following delivery to Parent of the notice required pursuant to Section 5.02(c), participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this
     Section 5.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal for a merger or other business combination involving the Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, not less than 25% of the outstanding voting securities of, or assets representing not less than 25% of the annual revenues of the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after reviewing the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend any such superior proposal, enter into an agreement with respect to such superior proposal or terminate this Agreement, in each case at any time after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if Sub shall not have accepted for payment shares of Company

     Common Stock pursuant to the Offer. In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with taking any of the foregoing actions pay, or cause to be paid, to Parent the Expense Fee (as defined in Section 6.08(b)) and, in the event the Company shall enter into such an agreement, such agreement shall provide for the payment to Parent of the Termination Fee (as defined in Section 6.08(c)) upon the consummation of the transaction contemplated by such agreement. For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (after reviewing the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act prior to the third business day following Parent's receipt of a Notice of Superior Proposal provided that the Company does not withdraw or modify its position with respect to the Offer or Merger or approve or recommend a takeover proposal.

          (c) In addition to the obligations of the Company set forth in paragraph (b) above, the Company shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such request, takeover proposal or inquiry.


                              ARTICLE VI

                         Additional Agreements

          SECTION 6.01. Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with
     Section 253 of the DGCL. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

          (b) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          (c) Parent agrees to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

          SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement dated July 12, 1993, between Parent and the Company (the "Confidentiality Agreement"). Parent and its subsidiaries agree not to acquire or agree to acquire, or, for 90 days following the termination of this Agreement, otherwise obtain beneficial ownership of, the stock or assets of any company listed on the Company Disclosure Schedule pursuant to this Section 6.02.

          SECTION 6.03. Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Option Agreements or the consummation of any of the transactions contemplated by this Agreement or the Option Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Option Agreements. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement, the Option Agreements or any of the other transactions contemplated by this Agreement or the Option Agreements and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, the Option Agreements or any other transaction contemplated by this Agreement or the Option Agreements, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreements. Notwithstanding anything to the contrary set forth in this Section 6.03(a), the Board of Directors of the Company shall not be prohibited from taking any action permitted by
     Section 5.02(b).

          (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
     (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 6.04. Stock Option Plans. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding employee stock options to purchase shares of Company Common Stock ("Employee Stock Options") and all outstanding stock appreciation rights ("SARs") heretofore granted under any stock option or stock appreciation rights plan, program or arrangement of the Company (collectively, the "Stock Plans") to provide that each Employee Stock Option (and any SAR related thereto), whether vested or not, outstanding immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall be cancelled in exchange for a cash payment by the Company of an amount equal to (i) the excess, if any, of (x) the price per share of Company Common Stock to be paid pursuant to the Offer over (y) the exercise price per share of Company Common Stock subject to such Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Employee Stock Option shall not theretofore have been exercised. Notwithstanding the foregoing, the Employee Stock Options granted within six months prior to the Effective Time to officers and directors of the Company who are subject to the reporting requirements of Section 16 of the Exchange Act and the rules promulgated thereunder shall not be cancelled in exchange for cash payments, but instead shall be immediately converted as of the Effective Time into the right ("Adjusted Option") to purchase the Option Conversion Number (as defined below) of shares of common stock, par value $.01 per share, of Parent (or, in the event Parent has consummated prior to the Effective Time the holding company reorganization as contemplated by its proxy statement/ prospectus dated April 26, 1994, shares of common stock, par value $.01 per share, of Parent's public holding company ("Holdings")). Each Adjusted Option will have substantially the same terms as the Employee Stock Option to which it is related, except that: (i) the Adjusted Option shall be deemed fully vested, (ii) if the Adjusted Option holder's employment with Parent or the Surviving Company is terminated, the Adjusted Option will remain exercisable for a period of at least six months after the date of such termination and (iii) the exercise price of an Adjusted Option shall be an amount equal to the exercise price of the Employee Stock Option related to such Adjusted Option as of the date of this Agreement divided by the Conversion Number (as defined below). The "Option Conversion Number" for any

     Adjusted Option shall be equal to the number of shares of Company Common Stock purchasable pursuant to the Employee Stock Option related to such Adjusted Option as of the date of this Agreement multiplied by the Conversion Number. The "Conversion Number" shall be a number equal to (x) the Offer Price divided by (y) the average closing price of common stock of Parent and/or Holdings, as the case may be, on the NYSE Composite Tape for the 30 consecutive trading days prior to the Effective Date. Parent agrees to use best efforts to take, and, if applicable, to cause Holdings to take, such actions as are necessary for the conversion of the Employee Stock Options to Adjusted Options as described above, including the reservation, issuance and listing of common stock of Parent or Holdings, as the case may be, as is necessary to effect the transactions contemplated by this
     Section 6.04(a).

          (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents of the holders of the Employee Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Employee Stock Option until all necessary consents are obtained.

          (c) The Stock Plans shall terminate as of the Effective Time, except with respect to Adjusted Options granted pursuant to Section 6.04(a), if any, which shall continue to be governed by the applicable Stock Plan of the Company, and the provision in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Employee Option or SAR or any participant in any Stock Plan or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

           SECTION 6.05.  Benefit Plans and Employee Matters.
     (a) Except as provided in Section 6.04, Parent currently intends to cause the Surviving Corporation to maintain for a period of three years after the Effective Time the Benefit Plans of the Company and its subsidiaries in effect on the date of this Agreement or to provide benefits to employees of the Company and its subsidiaries that are no less




     favorable in the aggregate to such employees than those in effect on the date of this Agreement.

          (b) Parent currently intends, for a period of three years after the Effective Time, to provide, or cause its subsidiaries to provide, to persons who are employees of the Company or any of its subsidiaries at the Effective Time ("Company Employees"), and whose employment is thereafter terminated by Parent or any of its subsidiaries, with an opportunity to apply for subsequent employment opportunities involving substantially similar job qualifications with the Parent and its subsidiaries prior to the placement of advertisements or other open notices to the general public that such employment opportunities are available; provided, however, that neither the Parent nor any of its subsidiaries shall have any obligations to offer employment to any such former Company Employees.

          SECTION 6.06. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the material terms thereof are no less advantageous than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or cancelled during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $113,400.

          (b) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this
     Section 6.06.

          SECTION 6.07. Directors. Promptly upon the acceptance for payment of, and payment for, any shares of Company Common Stock by Sub pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
     Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

          SECTION 6.08. Fees and Expenses. (a) Except as provided below in this Section 6.08, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent all Expenses, not exceeding
     $6,000,000 (the "Expense Fee"), as follows:

          (i) upon demand, unless this Agreement is terminated by the Company and Parent or Sub shall have failed to perform in any material respect any of its obligations under this Agreement, if this Agreement is terminated pursuant to
       Section 8.01(b)(i) as a result of the failure of any condition set forth in clause (i) or (iii) of paragraph (e) or in paragraph (f) or (g) of Exhibit A;


         (ii) upon demand, unless this Agreement is terminated by the Company and Parent or Sub shall have failed to perform in any material respect any of its obligations under this Agreement, if (x) at any time on or after the date of this Agreement until one year following the termination of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have acquired, directly or indirectly, the Company, assets representing more than 50% of the revenues of the Company or more than 50% of the shares of Company Common Stock then outstanding, and
       (y)(A) on or after the date of this Agreement and prior to the expiration of the Offer, such person or group shall have made a takeover proposal, (B) the Offer, if required to have been commenced, shall have remained open until the scheduled expiration date immediately following the date such takeover proposal was first publicly announced and
       (C) this Agreement shall have been terminated pursuant to
       Section 8.01(b)(i); or

                   (iii) concurrently with the Company entering into any agreement with respect to any superior proposal in accordance with Section 5.02(b), unless this Agreement is terminated by the Company and Parent or Sub shall have failed to perform in any material respect any of its obligations under this Agreement.

     "Expenses" shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

          (c) The Company shall pay, or cause to be paid, in same day funds to Parent upon demand an additional fee of $6,000,000 (the "Termination Fee") if (i) the Company shall have entered into an agreement with respect to a superior proposal in accordance with Section 5.02(b) and the transaction contemplated by such agreement (or any subsequent agreement involving a takeover proposal entered into after the entering into of such agreement) shall have been consummated within 12 months of the date of this Agreement or (ii) the Company shall not have entered into such agreement and the Expense Fee is paid or is payable pursuant to paragraph (b)(i) (solely with respect a failure of any condition set forth in clause (i) or (iii) of paragraph (e) of Exhibit A) or (b)(ii) of this Section 6.08.

          SECTION 6.09. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national market system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 6.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement until the purchase of Company Common Stock pursuant to the Offer, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

          SECTION 6.11. Convertible Notes. (a) The Company shall deliver, or shall cause to be delivered, as promptly as practicable following completion of the Offer and following completion of the Merger all notices required with respect to either such event to be delivered to each holder of the Convertible Notes pursuant to the Note Agreement, including an Event Notice (as defined in Section 2.3(a) of the Note Agreement) and, if applicable, a Put Notice (as defined in Section 2.3(c) of the Note Agreement). The Company shall promptly repurchase from any holders exercising their right to sell their Convertible Notes back to the Company all such Convertible Notes.

          (b) The Company shall also take any steps that may be necessary to facilitate the automatic adjustment of the rights of holders of the Convertible Notes following the Effective Time to receive upon conversion of the Convertible Notes the Merger Consideration rather than shares of Company Common Stock in accordance with Section 9.5 of the Note Agreement, including by preparing and executing the lawful and adequate provision referred to therein.

          (c) Immediately following the execution of this Agreement, the Company shall deliver to each holder of the Convertible Notes a notice dated the date of this Agreement that describes the existence of this Agreement and the principal economic terms of the Offer and the Merger as contemplated in this Agreement and notifies each such holder of such holder's continuing right until consummation of the

     Merger to exercise their right to convert their Convertible
     Notes to shares of Company Common Stock in accordance with the terms of such Convertible Notes.


                              ARTICLE VII

                         Conditions Precedent

          SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

          (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (c) Notice to Holders of Convertible Notes. There shall have elapsed 30 days following the receipt by the last holder of Convertible Notes of the notice from the Company that is referred to in Section 6.11(c).


                             ARTICLE VIII

                   Termination, Amendment and Waiver

          SECTION 8.01.  Termination.  This Agreement may be
     terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

               (i) if (w) as the result of the failure of any of the conditions set forth in paragraphs (a) through (h) of Exhibit A to this Agreement, Sub shall have failed to commence the Offer in the time required by this Agreement or (x) as a result of the failure of any of the conditions set forth in Exhibit A to this Agreement the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer or (y) Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer within 90 days following the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this
          Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

              (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

          (c) by the Company in accordance with the provisions of
       Section 5.02.

          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the

     Company, other than the provisions of Section 4.01(o),
     Section 4.02(d), the last two sentences of Section 6.02,
     Section 6.08, this Section 8.02 and Article IX and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after obtaining the Company Stockholder Approval, if required by law; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or
     (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 6.07, after the acceptance for payment of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Independent Directors shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the

     Company's rights or remedies under this Agreement or
     (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.


                              ARTICLE IX

                          General Provisions

          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, of shares of Company Common Stock by Sub pursuant to the Offer. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

               National Health Laboratories Incorporated
               4225 Executive Square
               Suite 800
               La Jolla, California 92037
               Facsimile:  (619) 658-6693

               Attention:  Mr. James R. Maher

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019
               Facsimile:  (212) 474-3700

               Attention:  Allen Finkelson, Esq.

          (b) if to the Company, to

               Allied Clinical Laboratories, Inc.
               2515 Park Plaza
               Nashville, Tennessee 37203
               Facsimile:  (615) 320-2013

               Attention:  Mr. Haywood D. Cochrane, Jr.

               with a copy to:

               Irell & Manella
               1800 Avenue of the Stars
               Suite 900
               Los Angeles, California 90067
               Facsimile:  (310) 203-7199

               Attention:  Ronald Loeb, Esq.

               and a copy to:

               Irell & Manella
               333 South Hope Street
               Suite 3300
               Los Angeles, California 90071
               Facsimile:  (213) 229-0515

               Attention:  Stephen Rothman, Esq.

          SECTION 9.03.  Definitions.  For purposes of this
     Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole; provided, however, that the existence or occurrence of the following events and circumstances, in any combination thereof, shall not constitute a "material adverse change" or

       "material adverse effect": (i) the subpoena received by the Company in 1993 from the Office of Inspector General and the United States Attorneys Office for the Southern District of California relating to Medicare billing practices, and any developments, investigations or charges arising therefrom or relating thereto, (ii) the subpoena received by the Company in April of 1994 relating to Medicare billing practices at the clinical laboratory located in Cincinnati, Ohio, and any developments, investigations or charges arising therefrom or relating thereto, (iii) the assessment from the Internal Revenue Service relating to the amortization of intangible items for the years 1989, 1990 and 1991, or any future assessment based on the same issue for subsequent years, and any developments arising therefrom or relating thereto (except to the extent any such change or effect referred to in clause (i), (ii) or (iii) above results from a state of facts known to the executive officers of the Company, after appropriate inquiry, on the date of execution of this Agreement and not disclosed in writing to Parent on or prior to such time), (iv) any change in laws, rules and regulations (Federal, state or local) or reimbursement practices, including, without limitation, changes relating to Medicare, Medicaid, CHAMPUS program and carrier billing practices and (v) changes relating to the cancellation, termination or non-renewal by customers (including
       (x) doctors that refer specimens to the Company and
       (y) hospitals, health maintenance organizations, preferred provider organizations, the laboratories of which the Company manages) of the Company or any of its subsidiaries or the voluntary termination by existing general managers, sales managers or sales representatives from and after the date of the public announcement of this Agreement, unless and to the extent such cancellations, terminations or non-renewals are directly attributable to factors other than the transactions contemplated by this Agreement;

          (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (e) "superior proposal" has the meaning assigned thereto in Section 5.02(b); and

          (f) "takeover proposal" has the meaning assigned thereto in Section 5.02(a).

          SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article or a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Sections 6.04,
     6.05 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

          SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
     (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.


          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                         NATIONAL HEALTH
                         LABORATORIES INCORPORATED,

                           by
                             /s/James R. Maher
                             ______________________
                             Name:  James R. Maher
                             Title: President and
                                      Chief Executive
                                      Officer


                         N ACQUISITION CORP.,

                           by
                             /s/ James Maher
                             ______________________
                             Name:  James R. Maher
                             Title: President and
                                      Chief Executive
                                      Officer


                         ALLIED CLINICAL LABORATORIES, INC.,

                           by
                               /s/ Haywood D. Cochrane, Jr.
                               _____________________________
                               Name:  Haywood D. Cochrane, Jr.
                               Title: President and
                                        Chief Executive
                                        Officer



                                                        Exhibit A
                        Conditions of the Offer

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with the number of shares with respect to which Sub has a valid and existing option to purchase pursuant to the Option Agreements, would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agree-ment, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be pending by any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice shall have recommended the commencement of) any suit, action or proceeding, which has a reasonable possibility of success, or there shall be pending by any other person any suit, action or proceeding, which has a substantial likelihood of success, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or

       Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Option Agreements,
       (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer including without limitation the right to vote the Company Common Stock accepted for payment by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole, other than any action or proceeding arising out of the existence or occurrence of the following events and circumstances, in any combination thereof: (i) the subpoena received by the Company in 1993 from the Office of Inspector General and the United States Attorneys Office for the Southern District of California relating to Medicare billing practices, and any developments, investigations or charges arising therefrom or relating thereto, (ii) the subpoena received by the Company in April of 1994 relating to Medicare billing practices at the clinical laboratory located in Cincinnati, Ohio, and any developments, investigations or charges arising therefrom or relating thereto, and
       (iii) the assessment from the Internal Revenue Service relating to the amortization of intangible items for the years 1989, 1990 and 1991, or any future assessment based on the same issue for subsequent years, and any developments arising therefrom or relating thereto clause (i), (ii) or (iii) above results from a state of facts known to the executive officers of the Company, after appropriate inquiry, on the date of execution of this Agreement and not disclosed in writing to Parent on or prior to such time);

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer, the Merger or the Option Agreements, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole, other than changes relating to the existence or occurrence of the following events and circumstances, in any combination thereof: (i) the subpoena received by the Company in 1993 from the Office of Inspector General and the United States Attorneys Office for the Southern District of California relating to Medicare billing practices, and any developments, investigations or charges arising therefrom or relating thereto, (ii) the subpoena received by the Company in April of 1994 relating to Medicare billing practices at the clinical laboratory located in Cincinnati, Ohio, and any developments, investigations or charges arising therefrom or relating thereto, (iii) the assessment from the Internal Revenue Service relating to the amortization of intangible items for the years 1989, 1990 and 1991, or any future assessment based on the same issue for subsequent years, and any developments arising therefrom or relating thereto (except to the extent any such change referred to in clause (i), (ii) or (iii) above results from a state of facts known to the executive officers of the Company, after appropriate inquiry, on the date of execution of this Agreement and not disclosed in writing to Parent on regulations (Federal, state or local) or reimbursement practices, including, without limitation, changes relating to Medicare, Medicaid, CHAMPUS program and carrier billing practices and (v) changes relating to the cancellation, termination or non-renewal by customers (including
       (x) doctors that refer specimens to the Company and
       (y) hospitals, health maintenance organizations, preferred provider organizations, the laboratories of which the Company manages) of the Company or any of its subsidiaries or the voluntary termination by existing general managers, sales managers or sales representatives from and after the date of the public announcement of this Agreement, unless and to the extent such cancellations, terminations or non-renewals are directly attributable to factors other than the transactions contemplated by this Agreement;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, equity securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index),
       (ii) any extraordinary adverse change in the financial markets in the United States, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially affects, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly involving the armed forces the United States on a scale greater than any other during the two-year period preceding the date of this Agreement or (vi) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or worsening thereof;

          (e) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger, this Agreement or the Option Agreements, or approved or recommended any takeover proposal, (ii) the Company shall have entered into any agreement with respect to any superior proposal

          (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions referred to in clause (i) above;

          (f) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of this Agreement or any other date as of which such representations and warranties expressly speak;
          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

          (h) this Agreement shall have been terminated in accordance with its terms;

     which, in the reasonable good faith judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Parent or any of its subsidiaries which constitutes a breach of this Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition (other than any action or inaction by Parent or any of its subsidiaries which constitutes a breach of this Agreement) or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.